Exhibit 99.1

Oklahoma City, November 13, 2018 - Chaparral Energy, Inc. (NYSE: CHAP) today announced its third quarter 2018 financial and operational results with the filing of its form 10-Q. The company will hold its quarterly financial and operating results conference call this morning, November 13, at 10 a.m. Central.

Third Quarter Highlights and Recent Key Items

•	Grew STACK production 53% on a year-over-year basis and 19% on a quarter-over-quarter basis to 15,663 barrels of oil equivalent per day (Boe/d)

•	Increased full year STACK production guidance by 7% to 14,250 - 14,750 Boe/d

•	Reported a net loss of $12.1 million, driven by a $16.8 million non-cash loss associated with commodity derivatives

•	Generated adjusted EBITDA, as defined below, of $34.3 million, an increase of 27% on a quarter-over-quarter basis

•	Decreased STACK lease operating expense per barrel of oil equivalent (LOE/Boe) by 18% on a quarter-over-quarter basis to $4.34

•	Reduced full year total company LOE/Boe guidance to $7.25 - $7.65

•	Uplisted to the New York Stock Exchange (NYSE), under the new symbol “CHAP”

“Chaparral continued to deliver strong operational and financial results in the third quarter,” said Chief Executive Officer Earl Reynolds. “Our STACK wells on average continued to outperform type curve expectations and drove considerable STACK production growth of almost 20% quarter-over-quarter. In addition, we saw extremely encouraging early results from our initial Canadian County Merge Miss partial section spacing test. The three-well Denali pad, which came online in August, had an average 30-day peak initial production rate of more than 1,200 Boe/d per well, with 75% liquids. Based on these results we believe our Canadian County Merge Miss acreage could have as many as eight to nine wells per section. We will continue to conduct more spacing tests, which in the near-term includes a Kingfisher County partial section, five-well test scheduled to come online during the fourth quarter and an 11-well spacing test in Canadian County. Our 11-well spacing test, which includes a nine-well Merge Miss full section test and a two-well Woodford partial section test, is slated to come online in early 2019. As a result of our consistent STACK drilling success and our strong balance sheet, we added a fourth drilling rig in October and increased our full year guidance for both total company and STACK production.”

“In addition, we also saw continued improvement in our STACK LOE/Boe during the quarter, with costs below $4.50 per barrel,” said Reynolds. “We expect to sustain these lower LOE costs moving forward and, as such, are lowering our full year total company LOE/Boe guidance to a range of $7.25 - $7.65. For the quarter, we also saw significant growth in our adjusted EBITDA, which was driven by our production growth, cost management and higher realized pricing. Adjusted EBITDA for the third quarter rose 27% quarter-over-quarter to $34.3 million, and we now have delivered $90.6 million of adjusted EBITDA year-to-date.”

“Finally, the company achieved a significant milestone during the early part of the third quarter with the uplisting of our common stock in July from the OTCQB market to the NYSE. This move provides us access to a much larger potential investor base and should ultimately generate more liquidity for our stock as we work to create long-term value for our stockholders,” concluded Reynolds.

Operational Update - STACK Production Grows More than 50% Year-over-Year
Chaparral grew its STACK production to 15,663 Boe/d in the third quarter. This marks a 53% year-over-year increase compared to 10,261 Boe/d in the third quarter of 2017 and a 19% quarter-over-quarter increase compared to 13,198 Boe/d during the second quarter of 2018.

Excluding production from divested EOR assets, the company’s third quarter 2018 average total production grew by 11% on a year-over-year basis to 21,342 Boe/d, of which 61% was liquids and 39% natural gas. The company’s drilling program for the first three quarters was focused on strategic development of its Canadian and Garfield County acreage, which continue to deliver strong internal rates-of-return ranging from 55% to more than 100%.

Overall during the quarter, Chaparral operated three total drilling rigs in Canadian, Kingfisher and Garfield counties. The company brought 12 new gross STACK wells on production, four in Canadian County and eight in Garfield County, five of which were part of its joint venture drilling program with Bayou City Energy.

The company continues to see strong results within the Merge Miss in Canadian County and from its Osage and Meramec program in Garfield County. In the third quarter, Chaparral brought online its first Canadian County Merge Miss partial section spacing test. The three-well Denali pad has exceeded expectations, producing at an average three-phase, 30-day initial production (IP) rate of more than 1,200 Boe/d per well, of which 75% was liquids. In Garfield County, recent notable wells include the Pear 2106, which produced at a three-phase, 30-day IP rate of 1,351 Boe/d, of which 87% was liquids and the Platter 2007, a joint venture well, which recorded 729 Boe/d on the same basis, of which 83% was liquids.

Overall, results from the company’s Meramec and Osage programs continue to exceed type curve expectations. The company currently believes approximately 50% of its Garfield County position has been de-risked in at least two distinct drillable targets - the Meramec and Osage. In addition, Chaparral believes it has effectively de-risked more than 80% of its Canadian County Merge Miss position.

The company continues to optimize the development of its STACK acreage and plans to test different pad sizes and spacing throughout 2019. As a result of Chaparral’s strategic well optimization and spacing test activities, the company expects some variability in its quarter-over-quarter STACK production growth profile moving forward.

Chaparral’s total capital expenditures during the third quarter were $74 million. This includes $54.5 million associated with STACK drilling and completions activity and $15.2 million spent on additional STACK acreage acquisitions, of which $4.4 million was associated with non-cash acreage trades as part of the company’s ongoing strategy to block up its core STACK acreage.

Financial Summary - Adjusted EBITDA Drives Strong Third Quarter
Chaparral recorded a net loss of $12.1 million, or 27 cents per share, during the third quarter of 2018. This loss was driven by a $16.8 million non-cash loss associated with commodity derivatives. Chaparral’s adjusted EBITDA for the third quarter was $34.3 million, an increase of 27% compared to the second quarter. On a year-over-year basis, adjusted EBITDA, as well as the company’s production, revenues and expenses mentioned in this release, were impacted by the sale of its EOR assets in November 2017, as well as other non-core asset sales.

Total gross commodity sales for the quarter were $70.1 million, which represents a 13% quarter-over-quarter increase compared to $62.3 million in the second quarter and an 8% year-over-year decrease. This year-over-year decline was driven by a decrease in total company production associated with prior asset sales.

Chaparral’s average realized price, excluding derivative settlements, for crude oil increased to $70.14 per barrel in the third quarter of 2018. This represented a 6% quarter-over-quarter increase, compared to $66.28 per barrel in the second quarter of 2018. It also marked a 50% increase compared to $46.64 per barrel in the third quarter of 2017. The company’s realized natural gas liquids price during the third quarter was $25.93 per barrel, which was up 6% compared to $24.39 per barrel in the second quarter of this year. On a year-over-year basis, Chaparral’s natural gas liquids price increased by 16% from $22.40 per barrel during the third quarter of 2017. The company’s realized natural gas price was up slightly on a quarter-over-quarter basis from $2.01 per thousand cubic feet (Mcf) in the second quarter to $2.08 per Mcf in the third quarter. On a year-over-year basis, natural gas prices were down 18% from $2.53 per Mcf in the third quarter of 2017.

Total company LOE for the third quarter of 2018 was $12.5 million, or $6.36 per Boe, which was down 24% on a quarter-over-quarter basis compared to $8.36 in the second quarter. Chaparral’s STACK LOE/Boe for the third quarter was $4.34, which was down 18% compared to the second quarter. The company’s cost reductions associated with LOE were primarily driven by increased production, the sale of higher cost, non-core properties and sustainable saltwater disposal cost reductions. Chaparral has lowered its full year total company LOE/Boe from $7.60 - $8.20 to $7.25 - $7.65.

Chaparral’s net general and administrative (G&A) expenses were $9.0 million, or $4.59 per Boe, which was virtually flat compared to $4.56 per Boe, or $8.2 million in the second quarter of 2018. Adjusted for non-cash compensation, the company’s net cash G&A expense per Boe in the third quarter was $3.42, which was down 6% from the previous quarter. Chaparral previously lowered its 2018 full year G&A/Boe guidance to $3.50 - $4.00 in the second quarter.

Production taxes for the third quarter of 2018 were $4.0 million, or $2.05 per Boe, which was higher on a quarter-over-quarter basis, compared to $2.8 million, or $1.54 per Boe, during the second quarter. This increase was driven by an increase in Oklahoma production taxes, which went into effect in the third quarter of 2018.

Divestitures
During the third quarter Chaparral realized $29.7 million in proceeds from non-core assets sales. This included the successful monetization of a portion of its saltwater disposal infrastructure for $8.3 million. It also closed on various other non-core assets in the third quarter resulting in cash proceeds of $21.4 million, which brings the company’s year-to-date total cash proceeds to $36.3 million and accounts for approximately 1.4 MBoe/d of associated net production. Chaparral continues to forecast additional non-core asset sales in the fourth quarter and anticipates proceeds to be in line with its previously stated 2018 asset sale guidance of $50 - 60 million.

Balance Sheet and Liquidity
As of September 30, 2018, Chaparral had approximately $49 million in cash and cash equivalents and had no borrowings under its $265 million borrowing base. The company’s balance sheet remains strong with no significant debt maturities due until 2022.

NYSE Listing
Chaparral uplisted its Class A common stock from the OTCQB market to the NYSE in July when it began trading under the ticker symbol “CHAP.”

Updated 2018 Guidance - STACK Results Drive Increase in Production Growth

2018 Guidance	Previous	Revised
Total Company Average Daily Production (MBoe/d)	19.0 - 20.0	20.25 - 20.75
STACK Average Daily Production (MBoe/d)	13.0 - 14.0	14.25 - 14.75
Total CAPEX	$300 - $325 million	no change
LOE ($/Boe)	$7.60 - $8.20	$7.25 - $7.65
Cash G&A Expense ($/Boe)	$3.50 - $4.00	no change
Anticipated Proceeds from Asset Sales	$50 - $60 million	no change

Chaparral increased its full year 2018 STACK production guidance by 7% to 14,250 - 14,750 Boe/d and increased total company production guidance by 5% to 20,250 - 20,750 MBoe/d. This increase in production is driven by strong STACK well results and includes estimated fourth quarter STACK production of 16,250 - 17,250 Boe/d and total company production of 21,250 - 22,250 Boe/d.

The company also decreased its full year LOE/Boe guidance by 6% to $7.25 - $7.65. This decrease is primarily a result of increased production, the sale of higher cost, non-core properties and sustainable saltwater disposal cost reductions.

Earnings Call Information
Chaparral will hold its financial and operating results call this morning, Tuesday, November 13, at 10 a.m. Central. Interested parties may access the call toll-free at 888-208-1711 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 1391619. A live webcast of the call will be available on the company’s website at chaparralenergy.com/investors.

The company has also provided an updated investor presentation for the quarter, which along with its form 10-Q, is available on the Investor section of its website at chaparralenergy.com/investors. A recording of this morning’s call will also be available shortly after the call’s conclusion on the company’s website.

All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Chaparral expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements, whether as a result of new information or future events.

About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 127,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 265,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com

Chaparral Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Successor
(in thousands, except share and per share data)	Three months ended September 30, 2018	Three months ended September 30, 2017
Revenues:
Net commodity sales	65,519	75,947
Sublease revenue	1,199	—
Total revenues	66,718	75,947
Costs and expenses:
Lease operating	12,493	24,209
Transportation and processing	—	2,942
Production taxes	4,028	4,536
Depreciation, depletion and amortization	22,252	32,167
General and administrative	9,021	9,924
Cost reduction initiatives	210	34
Other	402	—
Total costs and expenses	48,406	73,812

Operating income	18,312	2,135
Non-operating (expense) income:
Interest expense	(4,205)	(5,283)
Derivative (losses) gains	(23,677)	(15,448)
(Loss) gain on sale of assets	(2,024)	(13)
Other income, net	19	389
Net non-operating (expense) income	(29,887)	(20,355)
Reorganization items, net	(493)	(858)
(Loss) income before income taxes	(12,068)	(19,078)
Income tax expense	—	37
Net (loss) income	$(12,068)	$(19,115)
Earnings per share:
Basic for Class A and Class B	(0.27)	(0.42)
Diluted for Class A and Class B	(0.27)	(0.42)
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,333,745	44,982,142
Diluted for Class A and Class B	45,333,745	44,982,142

Chaparral Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Successor		Predecessor
(in thousands, except share and per share data)	Nine months ended September 30, 2018	Period from March 22, 2017 through September 30, 2017	Period from January 1, 2017 through March 21, 2017
Revenues:
Net commodity sales	181,835	157,803	66,531
Sublease revenue	3,595	—	—
Total revenues	185,430	157,803	66,531
Costs and expenses:
Lease operating	42,045	51,527	19,941
Transportation and processing	—	6,370	2,034
Production taxes	9,473	8,235	2,417
Depreciation, depletion and amortization	63,765	66,432	24,915
General and administrative	28,718	24,641	6,843
Cost reduction initiatives	1,034	155	629
Other	1,633	—	—
Total costs and expenses	146,668	157,360	56,779

Operating income	38,762	443	9,752
Non-operating (expense) income:
Interest expense	(7,315)	(10,984)	(5,862)
Derivative (losses) gains	(72,464)	(4,089)	48,006
(Loss) gain on sale of assets	(2,599)	(876)	206
Other income, net	123	696	1,167
Net non-operating (expense) income	(82,255)	(15,253)	43,517
Reorganization items, net	(2,010)	(2,548)	988,727
(Loss) income before income taxes	(45,503)	(17,358)	1,041,996
Income tax expense	—	75	37
Net (loss) income	$(45,503)	$(17,433)	$1,041,959
Earnings per share:
Basic for Class A and Class B	(1.01)	(0.39)	*
Diluted for Class A and Class B	(1.01)	(0.39)	*
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,272,595	44,982,142	*
Diluted for Class A and Class B	45,272,595	44,982,142	*

Chaparral Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30, 2018
(dollars in thousands, except share data)	(unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$48,960	$27,732
Accounts receivable, net	65,780	60,363
Inventories, net	5,774	5,138
Prepaid expenses	2,312	2,661
Total current assets	122,826	95,894
Property and equipment, net	43,996	50,641
Oil and natural gas properties, using the full cost method:
Proved	771,028	634,294
Unevaluated (excluded from the amortization base)	558,081	482,239
Accumulated depreciation, depletion, amortization and impairment	(179,540)	(124,180)
Total oil and natural gas properties	1,149,569	992,353
Other assets	446	418
Total assets	$1,316,837	$1,139,306

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$66,614	$75,414
Accrued payroll and benefits payable	8,315	11,276
Accrued interest payable	7,057	187
Revenue distribution payable	28,470	17,966
Long-term debt and capital leases, classified as current	3,444	3,273
Derivative instruments	29,905	8,959
Total current liabilities	143,805	117,075
Long-term debt and capital leases, less current maturities	305,760	141,386
Derivative instruments	39,042	4,167
Deferred compensation	453	696
Asset retirement obligations	24,358	33,216
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, none issued and outstanding	—	—
Class A Common stock, $0.01 par value, 180,000,000 shares authorized; 38,845,797 issued and 38,588,902 outstanding at September 30, 2018 and 38,956,250 shares issued and outstanding at December 31, 2017	388	389
Class B Common stock, $0.01 par value, 20,000,000 shares authorized and 7,871,512 shares issued and outstanding at September 30, 2018 and December 31, 2017	79	79
Additional paid in capital	972,229	961,200
Treasury stock, at cost, 256,895 and nil shares as of September 30, 2018 and December 31, 2017	(4,872)	—
Accumulated deficit	(164,405)	(118,902)
Total stockholders' equity	803,419	842,766
Total liabilities and stockholders' equity	$1,316,837	$1,139,306

Chaparral Energy, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Successor		Predecessor
	Nine months ended	Period from March 22, 2017 through	Period from January 1, 2017 through
(in thousands)	September 30, 2018	September 30, 2017	March 21, 2017

Cash flows from operating activities
Net (loss) income	$(45,503)	$(17,433)	$1,041,959
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Non-cash reorganization items	—	—	(1,012,090)
Depreciation, depletion and amortization	63,765	66,432	24,915
Derivative losses (gains)	72,464	4,089	(48,006)
Loss (gain) on sale of assets	2,599	876	(206)
Other	4,376	1,300	645
Change in assets and liabilities
Accounts receivable	(6,743)	(16,082)	198
Inventories	(1,415)	2,683	466
Prepaid expenses and other assets	322	2,560	(497)
Accounts payable and accrued liabilities	(12,383)	(13,369)	8,733
Revenue distribution payable	10,895	4,549	(1,875)
Deferred compensation	7,890	2,565	143
Net cash provided by operating activities	96,267	38,170	14,385
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(252,731)	(114,358)	(31,179)
Proceeds from asset dispositions	36,335	7,791	1,884
(Payments) proceeds from derivative instruments, net	(16,642)	15,143	1,285
Cash in escrow	—	42	—
Net cash used in investing activities	(233,038)	(91,382)	(28,010)

Cash flows from financing activities
Proceeds from long-term debt	116,000	33,000	270,000
Repayment of long-term debt	(243,554)	(1,154)	(444,785)
Proceeds from Senior Notes	300,000	—	—
Proceeds from rights offering, net	—	—	50,031
Principal payments under capital lease obligations	(2,003)	(1,362)	(568)
Payment of debt issuance costs and other financing fees	(7,572)	—	—
Treasury stock purchased	(4,872)	—	(2,410)
Net cash provided by (used in) financing activities	157,999	30,484	(127,732)
Net increase (decrease) in cash, cash equivalents, and restricted cash	21,228	(22,728)	(141,357)
Cash, cash equivalents, and restricted cash at beginning of period	27,732	45,123	186,480
Cash, cash equivalents, and restricted cash at end of period	$48,960	$22,395	$45,123

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

	Successor
(in thousands)	Three months ended September 30, 2018	Three months ended September 30, 2017
Net (loss) income	(12,068)	(19,115)
Interest expense	4,205	5,283
Income tax expense	—	37
Depreciation, depletion, and amortization	22,252	32,167
Non-cash change in fair value of derivative instruments	16,804	22,236
Impact of derivative repricing	(1,698)	—
Loss (gain) on settlement of liabilities subject to compromise	—	—
Fresh start accounting adjustments	—	—
Interest income	(7)	(4)
Stock-based compensation expense	2,304	2,776
(Gain) loss on sale of assets	2,024	13
Write-off of debt issuance costs, discount and premium	—	—
Restructuring, reorganization and other	493	892
Adjusted EBITDA	$34,309	$44,285

	Successor		Predecessor
(in thousands)	Nine months ended September 30, 2018	Period from March 22, 2017 through September 30, 2017	Period from January 1, 2017 through March 21, 2017
Net (loss) income	(45,503)	(17,433)	1,041,959
Interest expense	7,315	10,984	5,862
Income tax expense	—	75	37
Depreciation, depletion, and amortization	63,765	66,432	24,915
Non-cash change in fair value of derivative instruments	55,822	19,232	(46,721)
Impact of derivative repricing	(3,950)	—	—
Loss (gain) on settlement of liabilities subject to compromise	48	—	(372,093)
Fresh start accounting adjustments	—	—	(641,684)
Interest income	(9)	(9)	(133)
Stock-based compensation expense	8,598	2,776	155
(Gain) loss on sale of assets	2,599	876	(206)
Write-off of debt issuance costs, discount and premium	—	—	1,687
Restructuring, reorganization and other	1,962	2,703	24,297
Adjusted EBITDA	$90,647	$85,636	$38,075